Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q2 2008 Casey’s General Stores Earnings Conference Call

Event Date/Time: Dec. 06. 2007 / 9:30AM CT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Store—CFO

CONFERENCE CALL PARTICIPANTS

Gary Giblen

Goldsmith & Harris—Analyst

Karen Howland

Lehman Brothers—Analyst

Anthony Lebiedzinski

Sidoti & Co.—Analyst

Karen Short

Friedman, Billings, Ramsey—Analyst

Ann Gilpin

Morningstar—Analyst

Patrick Forkin

Tejas Securities—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second-quarter fiscal 2008 Casey’s General Store earnings conference call. My name is Carmen and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS)

Now I would like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper—Casey’s General Store—CFO

Thank you. Good morning and thank you for joining us to discuss Casey’s results for the second quarter of fiscal 2008 ended October 31st. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you had the opportunity to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin I would remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2007 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events were otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, the Company had an excellent quarter with earnings per share from continuing operations of $0.55 compared to $0.34 a year ago. The primary reason for the earnings increase was due to a higher than normal gasoline margin and strong sales inside the store.

For the second straight quarter, we experienced a declining trend in wholesale costs combined with a favorable retail pricing environment within gasoline. This resulted in a margin of $13.06 per gallon, well above the [9.4] margin we experienced a year ago. Gross profit in this category was up nearly 50% to $42.6 million in the quarter. The average retail price of gasoline was $2.73 a gallon compared to $2.37 a year ago.

As a result of the higher retail prices and more difficult comparisons from a year ago, we did experience some elasticity in demand with gasoline with same store gallons down 1.6% in the quarter and 0.8% year to date. This trend continued into November as we continued to have more difficult comparisons and higher retail prices compared to last year. Our gasoline margin thus far in the third quarter remains strong. However, we expect the market conditions to stabilize in the future and return to historical levels between $0.10 and $0.11 per gallon over the long term.

In the grocery and other merchandise category, sales continue to be strong and the overall margin is improving. Over the quarter, total sales were up 15.6% to $250.2 million. Same-store sales rose 11.2% with an average margin of 33.3, up over 40 basis points from the same period a year ago. The performance in this category is related to increased sales and higher margin items such as bottled water, sports drinks, and energy drinks.

We also experienced a substantial gain in the cigarette area as we saw the cigarette pack contribution increase from 60% in the second quarter last year to 67% in the current period. We are very pleased with the gains that we’ve been able to achieve in this category especially in light of the higher retail gasoline environment. Total gross profit inside the store was up over 15% in the quarter with same-store customer count up 3.5%.

The prepared food and fountain category continues to perform exceptionally well. Total sales were up 14.6% to $79.1 million for the quarter. Same-store sales in the second quarter were up 10.6% which was on top of a 13.7% increase a year ago. The margin was 63% up over 140 basis points from the second quarter last year. The solid gains that we experienced in this category related to strong sales increases from the fountain area due to the rollout of the duel cola program over a year ago and continued emphasis on having the right product out in the warmers at the right time of day.

We also took a series of price increases in July and September primarily in the pizza and coffee area. These will contribute to about 3% to 4% to same-store sales over the course of the fiscal year. Gross profit dollars were up 17.3% to $49.9 million. The strong same-store sales trend continues in November.

Our goal for operating expenses is to hold the expense increase to no more than the increase in gross profit. Total gross profit in the quarter was up 23.3% while operating expenses grew 14.9%. The increase was primarily due to a $2.3 million increase in credit card fees and additional incentive pay as a result of the strong quarter. Without these two increases, operating expenses would have been about 12%.

On the balance sheet, it continues to be very strong. At the end of the quarter cash and cash equivalents were $146 million and shareholders equity rose to $624.6 million, up $52.4 million from the end of the fiscal year.

We continue to pay down debt. Long-term debt net of current maturities was down $12.4 million to $187.1 million. At the end of the quarter, our average long-term debt including the current portion to average total capital ratio was about 27%.

On the income statement, total revenue in the quarter was up 18.2% to $1.2 billion driven by strong sales increases in the categories I mentioned previously. The number of basic shares outstanding in the quarter was 50,671,795 and the diluted share count was 50,894,149. We generated $103.7 million of cash flow from operations, up from $32.3 million a year ago.

Capital expenditures were $47.9 million, down from $115.6 million last year due to decreased store growth. We anticipate this to increase in future quarters as we continue to work on more acquisition opportunities. This quarter we did not open any new store constructions and completed three acquisitions. Currently we have written agreements for eight stores and have verbally agreed to purchase 11 more locations. However, going forward, we remain optimistic about the long-term acquisition opportunities and will continue to follow our disciplined approach in pursuing these. Our store count at the end of this quarter was 1450 corporate stores and 15 franchise stores.

That completes my review of the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Gary Giblen, Goldsmith & Harris.

Gary Giblen—Goldsmith & Harris—Analyst

Good morning. I guess at a lot of folks are going to be wondering — could you shed a little bit further light on the extremely strong gas margins which are not being very (inaudible) everybody in the industry. So — and you said that you’d expected it to go back toward historic levels. So was there — did it have to do with the movement of gas prices or just an easing of competitive conditions in your operating areas?

Bill Walljasper—Casey’s General Store—CFO

There is a couple of things going on there. First of all as I did mention, that we were in an environment over the last two quarters that the retail gas price in our market area remained relatively stable or constant. At the same time we saw a general trend of declining wholesale costs which includes the price of ethanol. Now all of our stores across our nine states do you sell an E-10 product, an ethanol blended product and the cost of ethanol today versus a year ago is substantially different. So therefore there is obviously a decreased cost for one of the blending components of that product.

What is happening there is you are seeing a spread between the super unleaded which is the E-10 product and the clear product anywhere from $0.10 to $0.12 which is driving more sales toward the E-10 product which in turn will give us higher tax credits that we’re able to take as an offset to cost of goods sold which is benefiting the margin as well. So really it’s a combination of a lot of things, a more stabilized gasoline environment, lower trend in gasoline costs, and then increased tax credits.

Gary Giblen—Goldsmith & Harris—Analyst

Okay. So not really changes in the competitive environment, but just the —?

Bill Walljasper—Casey’s General Store—CFO

Not so much in the competitive environment outside the fact that in our market area if you go back and look even at her first and second quarter of last year, we had some pressure on the gasoline margin but everybody else in the Midwestern region also had pressure in the gas margin. And the smaller operator would rely more heavily on gasoline gross profit as it contributed to overall gas profit for their operation.

So therefore, there is an opportunity environment for them to make a little bit more gross profit in the current period and make up for some of that pressure they had last year. Also the credit card fees is creating quite a bit of pressure for us but it also is for them as well. So again, there is another opportunity to perhaps make — to offset some of that pressure.

Gary Giblen—Goldsmith & Harris—Analyst

Okay, thank you. And just last question was there any consumer pushback on when you push through some higher pricing I guess to offset cheese on the pizza and so forth, the raw material cost there? Did consumers accept that pretty readily?

Bill Walljasper—Casey’s General Store—CFO

Yes, they did actually. And I think that certainly is indicative of the same-store sales we are seeing in the prepared food category. Unit volumes just didn’t really didn’t miss a beat at all.

Gary Giblen—Goldsmith & Harris—Analyst

Yes, that is great. Overall, a fantastic quarter. Thank you.

Bill Walljasper—Casey’s General Store—CFO

Thank you.

Operator

Karen Howland, Lehman Brothers.

Karen Howland—Lehman Brothers—Analyst

Good morning. Congrats on the great quarter.

Bill Walljasper—Casey’s General Store—CFO

Thank you.

Karen Howland—Lehman Brothers—Analyst

I was wondering if you could talk a little bit about the guidance that you have out there? I imagine that pretty much across the board, you’re going to handily beat the guidance at least most of the metrics the comps on the grocery, prepared food, the gas margin, for sure. Is there any reason that you wouldn’t update that?

Bill Walljasper—Casey’s General Store—CFO

At the six-month mark, we usually hesitate to update that. It probably would be more of an update or a commentary in the conference call in the third quarter. There are at a lot of things that can happen in our industry and I’m sure you’ve seen some of that. But you are right on pace. I mean, obviously looking at our same-store sales goal for grocery and general merchandise and prepared food, certainly at the six-month mark, we’re well ahead of that goal. So I feel pretty optimistic about hitting that goal and exceeding that goal.

Now on the gasoline same-store gallant movement, that is going to be somewhat of a challenge. You see where we are at the six-month mark. We’re up against a difficult comparison in November. And the retail prices are still very high compared to the same time period a year ago. Those things kind of lend to elasticity and demand per gallon movement.

Now on the other side of that fence though, Karen, as you look into the fourth quarter, we are going to be comparing against lighter same-store gallon movement as we move into that fourth quarter. So I wouldn’t say the wind is at our back necessarily but certainly those comparisons become easier.

On the margin side, certainly things would have to fall off pretty quickly on the gasoline side for us not to hit our goal. But it can turn pretty quickly. A good example of that, Karen, is the third quarter of last year. I believe we had a $0.105 gasoline margin in the third quarter but if you were to look at our November and December gas margins, they were substantially below that level and then the market turned around at the end of December of last year and for the month of January we had exceptional gas margins that helped lift that quarter to a more normalized level.

So the gas gallon can turn around but it has to fall pretty substantially over the next six months. And given the comment that I made in the conference call about seeing strong margin for the month of November, certainly we’re well on pace to hit that goal and exceed that goal.

Karen Howland—Lehman Brothers—Analyst

Great. Thank you for that additional color. And looking at the — in the prepared food, can you give an update on the cheese hedge that you currently have and what the financial impacts could be in the — I guess it would be mostly in the fourth quarter of this year?

Bill Walljasper—Casey’s General Store—CFO

Yes, great question. We do at the end of this month we will go off of the forward buy of cheese. We have been locked into the price of cheese for over a year now which is certainly helping stabilize the prepared food margin. As you saw, as most people probably anticipated some expansion in the margin prepared food for the second quarter in light of the price increases that we took, we’re going to have some cost pressures in cheese at least for the tail end of the third quarter, i.e., January. But the bigger impact as you mentioned is going to be in the fourth quarter.

Right now the cost of cheese is a little over $2 per pound. For us our lock that we had been experiencing over the last year plus has been at $1.56. If you equate that into some financial metrics, about a $0.10 swing in the cost of cheese would represent about 35, 40 basis point in the movement in the margin. So given the fact that we produce or buy about 10 million, 10.5 million pounds of mozzarella cheese, I think you can make that equation as to what the potential impact might be in the margin.

But we have taken some of these price increases, the ones I mentioned back in September and the one back in January. We took another small one just recently beginning of this month to offset that cost pressure.

Karen Howland—Lehman Brothers—Analyst

And so do you think you’ll be able to offset the cost pressure — probably it will take some time — but entirely so that the gross profit (inaudible) like the components of sales versus gross profit, gross margin will be different but the gross profit dollars will be the same?

Bill Walljasper—Casey’s General Store—CFO

Well for us, it is not so much focusing on maintaining a certain margin. Obviously our goal for the year is 62% and we just experienced a 63.25%. So intuitively as we get into the fourth quarter the margin should come back to a more normalized level in relationship to our goal. Now the reason I say we don’t focus exclusively on the margin is we’re trying to drive gross profit dollars and need to be cognizant of taking overly excessive price increases just at the first call — question mentioned, and jeopardizing volume.

Because one of the things that we do have going for us that I believe is a competitive advantage in our industry is that we have another destination item, i.e. pizza that some of our peers do not have. So certainly I think that is contributing to the fact that we have very strong same-store customer count and we certainly wouldn’t want to jeopardize that. So it’s going to be one of those balances that we’re going to have to take a look at to drive gross profit dollars.

Karen Howland—Lehman Brothers—Analyst

Perfect. And then going back to the gas business, the gas margin, can you — the clean gas, so not the E-10, is that running below your $0.105 $0.10 to $0.11 margin expectation?

Bill Walljasper—Casey’s General Store—CFO

Yes, that’s something that we don’t give out to separate the two. We give that in the blended format. Typically I think maybe this might give you a little color, typically in a normalized environment where the spread is not $0.10 and $0.12 between those products and more of a normal $0.04 to $0.05, typically you would make more margin off of the clear product than the E-10 product. But that is a little bit inverse right now.

Karen Howland—Lehman Brothers—Analyst

Okay, great. Thank you so much.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski—Sidoti & Co.—Analyst

Good morning. I had a couple of questions. I was wondering if you were to exclude the ethanol tax credits, what would your gas margins be, sort of just to get a better idea of how much the ethanol is boosting your margins?

Bill Walljasper—Casey’s General Store—CFO

The ethanol tax credit is contributing about 3/10 of that margin. But the favorable cost of ethanol that we are seeing right now, it plays on a lot of things, Anthony. Obviously when you have ethanol costs a bit lower, it certainly provides an opportunity within the gasoline area. But just the pure tax credit, it’s about 3/10 on the margin. And that tax credit is only for the gallons sold in the state of Iowa.

Anthony Lebiedzinski—Sidoti & Co.—Analyst

Okay. Also I was wondering if you are planning to do any other price increases particularly in the prepared foods?

Bill Walljasper—Casey’s General Store—CFO

That is a great question. That is certainly one of the advantages that we have. We have a wide number of products within our prepared food category to offset cost pressures not only in the prepared food area but also in the grocery and general merchandise. So we still believe we have opportunities for price increases within the prepared food category. But as I mentioned in Karen’s questions, it is certainly a balance of gross profit dollar movement and you certainly don’t want to jeopardize customer traffic by raising for instance the cost of pizza.

We did raise that back in July and we’re going to take a strong look at that whether or not the consumer would swallow, if you will, another price increase on that particular product. But certainly we are poised to take additional price increases if the situation warrants.

Anthony Lebiedzinski—Sidoti & Co.—Analyst

And do you have any new products that you are looking to do in prepared foods?

Bill Walljasper—Casey’s General Store—CFO

Not particularly. We did have a new product that came out in the last couple of months that kind of played upon that to-go cup concept that has been very popular over the last three years. It is a breakfast bite, filled with sausage, cheese and egg. It has been extremely popular for us. And that is certainly is helping us over the last several months. Hopefully that popularity will continue as we head into the third and fourth quarter.

Anthony Lebiedzinski—Sidoti & Co.—Analyst

And also with respect to credit card fees that you guys had talked about doing some of that internally. How is that going so far?

Bill Walljasper—Casey’s General Store—CFO

It’s going great, Anthony. What you are referring to would be actually the clearing of the credit card in-house. It doesn’t necessarily have to do with the Interchange fee but actually trying to mitigate or eliminate the flat fee to clear the transaction. Going into that project, we were looking at an estimate of $1 million of savings. And I think we’re going to get closer to the $2 million of savings for the fiscal 2008 year.

Anthony Lebiedzinski—Sidoti & Co.—Analyst

Okay. All right, sounds good. Thanks.

Operator

Karen Short, Friedman Billings.

Karen Short —Friedman, Billings, Ramsey—Analyst

Hey, everyone, congratulations. A quick follow-up just on the ethanol. I know you have the Iowa tax credit but just to be clear, you guys are not getting the $0.51 government tax credit, correct?

Bill Walljasper —Casey’s General Store—CFO

We don’t receive that directly. I mean you would indirectly receive that obviously in the cost of the product. But it is not as if we get specifically get that tax credit in an offset cost of goods sold.

Karen Short —Friedman, Billings, Ramsey—Analyst

So whoever you are buying from at various terminals is passing the benefit of that tax credit on to you?

Bill Walljasper —Casey’s General Store—CFO

We certainly hope so. That is correct.

Karen Short —Friedman, Billings, Ramsey—Analyst

Okay. And then I just wanted to follow up on the cheese situation. Is it fair to assume that you’re not going to be looking to lock in at these prices because you think prices will come down or can you elaborate maybe a little bit?

Bill Walljasper —Casey’s General Store—CFO

I think you are right on point there. They are at a pretty high level right now and we think given the information that is out there in the marketplace that there is potential for it to go down. And we don’t believe that it’s going to go up to any higher level that what we’re already seeing to any substantial extent. So we watch that on a very regular basis and certainly we have a track record of doing forward buys in this area. And when the opportunity presents itself, we’re certainly going to lock in that commodity cost.

Karen Short —Friedman, Billings, Ramsey—Analyst

But for now you will just be operating under floating?

Bill Walljasper —Casey’s General Store—CFO

Correct. As we go off this forward buy at the end of the month, we’re going to go off basically on a month-to-month basis.

Karen Short —Friedman, Billings, Ramsey—Analyst

Okay. And then I guess just looking at your balance sheet a little bit, obviously you have a nice cash cushion to the extent an acquisition presents itself; you have that flexibility. But is there any thinking in terms of maybe cash deployment in some shape or form if your cash balance were to keep building?

Bill Walljasper —Casey’s General Store—CFO

I’m going to paraphrase your question and basically looking at stock buyback or special dividend something of that —?

Karen Howland—Lehman Brothers—Analyst

Yes, yes.

Bill Walljasper—Casey’s General Store—CFO

Yes, certainly we will look at that. We’ve done a couple stock buybacks in the history of the Company. Right now we believe that there is a temporary disconnect in the acquisition arena. I know Bob mentioned that in the press release. But that disconnect quite honestly is created by a couple of things, Karen. First of all, there has been some acquisitions within the convenience store industry over the last 12 months that in the multiples have been pretty aggressive for those purchases. So that is creating a disconnect on the expectations of the seller and what we believe is a reasonable purchase price.

The other thing that is more specific to our market area that’s creating a disconnect is the abnormally high gas margin that we’re experiencing. Not only are we experiencing that but the retailers throughout the Midwest are also experiencing that so they are in a situation where they are seeing cash flows that they’ve probably never seen before. And there is not really a lot of incentive for them to sell their business when they are pulling in that type of cash.

Now, however, when the margin comes back to more normalized level, we get into the winter months where they are not selling as much of the higher margin area of products and their volumes go down, I think that disconnect will start to come back and I think there will be opportunities a little bit more aggressively than there have been within the acquisition arena. So we still believe that the best use for that cash will be for future acquisition opportunities, new store constructions, as we complete the new store construction design. And then remodels and replacing our stores.

Karen Short—Friedman, Billings, Ramsey—Analyst

Okay and then I guess just the last question, what is the price — the spread at retail right now between E-10 and clear?

Bill Walljasper—Casey’s General Store—CFO

It’s going to fluctuate by market but it’s going to be somewhere around $0.10 to $0.12.

Karen Short—Friedman, Billings, Ramsey—Analyst

At retail as well? That is the spread at retail right now?

Bill Walljasper—Casey’s General Store—CFO

I’m referring to the retail.

Karen Short—Friedman, Billings, Ramsey—Analyst

Okay. Okay, that’s great. Thanks.

Operator

(OPERATOR INSTRUCTIONS) Ann Gilpin, Morningstar.

Ann Gilpin—Morningstar—Analyst

Hi, Bill. Congratulations on the quarter. Most of my questions have been answered but I just have a couple of follow-ups. My first question is about your in-store comps. I think you mentioned this earlier, I may have missed it. Can you give us a breakdown of what portion of that is an increase in transaction volume versus price increases versus mix? Can you give us some color on that?

Bill Walljasper —Casey’s General Store—CFO

Great question. I will take that separately by category. First of all in the grocery and general merchandise category, that 11.2% increase, that — nearly all of that is unit movement. We have taken very little price increases within the grocery and general merchandise category over last quarter and the last six months. So that is all unit movement. On the prepared food, that same-store sales number for the second quarter about 3% of that would be due to price increases. The rest would all be unit movement.

Ann Gilpin—Morningstar—Analyst

Okay. And then I wanted to quickly touch on your in-store margins. They’ve improved year-over-year but are still lagging below levels of two years ago. Can you give us a sense of why that is? I’m assuming the dual cola fountain program explains a large part of that. But any other color you can give would be great.

Bill Walljasper—Casey’s General Store—CFO

Yes. On the prepared food side, you are right on point there. When we went off the Coke exclusive arrangement, certainly that was an impact to the cost of that product which is pulling the margin down within the grocery and general merchandise category — or excuse me, within the prepared food category.

Now on the grocery and general merchandise category, I have to look back for specific dollar amounts but what is primarily going to happen there is the retail display allowances that we experienced two to three years ago are substantially different than they are now not only within the cigarette category but also within other areas of the business side such as the soda category.

Ann Gilpin—Morningstar—Analyst

Great, thank you.

Operator

Patrick Forkin, Tejas Securities.

Patrick Forkin—Tejas Securities—Analyst

Good morning and congratulations on a really impressive quarter. With respect, you had made a mention of how many stores or states you are selling the E-10 product in. What’s the rough percentage of stores that you have that product available?

Bill Walljasper—Casey’s General Store—CFO

All of them.

Patrick Forkin—Tejas Securities—Analyst

In all of them.

Bill Walljasper—Casey’s General Store—CFO

Yes, we sell E-10 in all of our locations.

Patrick Forkin—Tejas Securities—Analyst

Okay.

Bill Walljasper—Casey’s General Store—CFO

We do not sell any E-85, however, Pat.

Patrick Forkin—Tejas Securities—Analyst

Okay. With respect— you know it looks you guys are on a track to move about 1.3 billion gallons of gasoline and a lot of the refiners have been talking about the very attractive economics— the refiners and distributors— the very attractive economics behind discretionary blending. Is there any way you guys can get mechanically more control over that distribution and that discretionary blending so that you are assured that you get most if not all of that $0.51 tax credit?

Bill Walljasper—Casey’s General Store—CFO

I think I understand your question is the blending of the ethanol with the gasoline? For us, the two main products that we sell, Pat, is going to be the E-10 which is the predominate— that is our street fighter. And then the clear product. Now we don’t actually blend those two together. And I think what you are referring to is should we look at opportunities to gain some of the margin that currently is being experienced with the different blending of the ethanol?

Patrick Forkin—Tejas Securities—Analyst

Right.

Bill Walljasper—Casey’s General Store—CFO

Yes. And that certainly, it comes up internally for conversation but that can turn pretty quickly. It wasn’t quite as nice of an environment a year ago as it is now and for us to perhaps chase a margin that is currently being experienced is something we’re just not comfortable with at this point.

Patrick Forkin—Tejas Securities—Analyst

Okay. So what is your all outlook— you know, the energy bill that is kind of going through the process in Washington right now? I mean do you guys really have any kind of stance on the potential increase and the mandate for taking the mandated ethanol usage from 5 billion gallons to 35 billion gallons one way or the other? Do you guys have a stance on that?

Bill Walljasper—Casey’s General Store—CFO

No, really we really don’t. We try not to have too many stances that would cause disruption from our consumer. Certainly we are poised very well to do whatever is necessary whatever is mandated. I think we’re at certainly a competitive advantage in that regard given our critical mass and the fact that we have quite a bit of flexibility on the balance sheet to take in any type of expenditures that need to be taken in given whatever is happening on the legislative arena.

So no, there’s really not a stance there. And if E-85 becomes a viable product and is demanded by our customer, we’re certainly going to take a hard look at that and implementing that on a go-forward basis.

Patrick Forkin—Tejas Securities—Analyst

Okay. And then the same-store gallon (inaudible) was down a little bit but your same-store customer count was up 3.5%. Is that 3.5% — is that customers inside and outside of the store or just inside the store?

Bill Walljasper—Casey’s General Store—CFO

That is total. That is total transactions are up 3.5%.

Patrick Forkin—Tejas Securities—Analyst

Okay and do you guys monitor how many— I mean do you have any idea of how many people pull in for gasoline end up coming into the store?

Bill Walljasper—Casey’s General Store—CFO

That is a little bit more difficult to track because we’re not exactly sure if they’re coming to our store to get a pizza or gas. They may buy gas, clear that transaction at the pump, come into the store and buy their pizza. Now we have two separate transactions and we can’t tie that that the customer made the two purchases. I think the only way to do that probably is you’re going have to do some type of survey in the customer base to really get an idea there.

Patrick Forkin—Tejas Securities—Analyst

Okay. Okay. And then last question on your new store construction and your acquisitions. Are you guys still in a position where you end up with both owning the real estate as well as the land?

Bill Walljasper—Casey’s General Store—CFO

That would be our preferable choice, yes. We try to own all of our assets.

Patrick Forkin—Tejas Securities—Analyst

Okay, very good. Thanks and congratulations.

Operator

And we have no further questions at this time. I would like to turn the call back over to Mr. Walljasper.

Bill Walljasper—Casey’s General Store—CFO

I’d like to thank everyone for joining us this morning and wish all of you a happy holiday season. Thank you.

Operator

This concludes the presentation for today. Ladies and gentlemen, you may now disconnect. Have a wonderful day.

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